Exhibit 99.1

Press Release

Vuzix Reports First Quarter 2024 Results

ROCHESTER, N.Y., May 9, 2024 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its first quarter results for the three months ended March 31, 2024.

“In Q1 2024, Vuzix continued to work toward expanding and deepening relationships within the enterprise, consumer, and defense markets. An increasing number of potential customers are indicating they embrace the unique competitiveness of our solutions and our core technology and have confirmed their interest in implementing solutions using our technologies. At the same time, we have implemented and are taking further proactive measures to reduce our cost structure by up to 35% in the aggregate by the end of Q2 going forward, as measured against our 2023 comparable operating expenses,” said Paul Travers, President and CEO of Vuzix. “Further investments in capital equipment and licenses have been scaled back by more than 90% as compared to comparable spending levels in the 2023 and 2022 fiscal years.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended March 31, 2024 and 2023, respectively:

	For Three Months Ended March 31
	($000s except per share amounts)
	2024	2023
Sales:
Sales of Products	$1,829	$4,191
Sales of Engineering Services	175	-
Total Sales	2,004	4,191

Total Cost of Sales	2,057	3,315

Gross Profit (Loss)	(53)	876
Gross Profit (Loss) %	(3)%	21%

Operating Expenses:
Research and Development	2,738	3,070
Selling and Marketing	2,221	2,540
General and Administrative	4,098	5,132
Depreciation and Amortization	970	964
Loss on Fixed Asset Disposal	11	-
Impairment of Patents and Trademarks	-	18

Loss from Operations	(10,092)	(10,847)

Total Other Income (Expense)	45	607
Net Loss	(10,048)	(10,241)

Loss per Common Share	$(0.16)	$(0.16)

First Quarter 2024 Financial Results

For the three months ended March 31, 2024, total revenues decreased by 52% to $2.0 million versus $4.2 million for the comparable period in 2023. The decrease in total revenues was due to lower product sales and specifically reduced unit sales of M400 smart glasses. Engineering services revenues were $0.2 million for the three months ended March 31, 2024 as compared to nil in the prior year’s quarter.

There was an overall gross loss of $0.1 million for the three months ended March 31, 2024 as compared to a gross profit of $0.9 million or 21% of revenue for the same period in 2023. The loss was the result of lower revenues to absorb many of our relatively fixed manufacturing overhead costs as compared to the 2023 period.

Research and Development expense was $2.7 million for the three months ended March 31, 2024, versus $3.1 million for the comparable 2023 period, a decrease of approximately 11%. This decrease was primarily due to reduced salary and benefits expenses.

Selling and Marketing expense was $2.2 million for the three months ended March 31, 2024, versus $2.5 million for the comparable 2023 period, a decrease of approximately 13%. This decrease was primarily due to lower advertising and tradeshow spending and reduced salary and benefits expenses.

General and Administrative expense for the three months ended March 31, 2024 was $4.1 million versus $5.1 million for the comparable 2023 period, a decrease of approximately 20%. This decrease was primarily due to a drop in non-cash stock-based compensation and reduced investor relations expenses, partially offset by an increase in legal expenses.

The net loss decreased slightly for the three months ended March 31, 2024 to $10.0 million, or $0.16 cents per share versus a net loss of $10.2 million, or $0.16 for the comparable period in 2023.

The cash net loss, excluding working capital changes, a non-GAAP measure, was $6.5M for the first quarter of 2024 versus $5.4M for the comparable 2023 period. As of March 31, 2024, the Company maintained cash and cash equivalents of $16.5 million and an overall working capital position of $29.2 million.

Management Outlook

“Our overall outlook for 2024 remains positive, with good potential for top line improvements over the balance of this year.  We have a well-defined book of business with identified opportunities representing large potential deals with cornerstone customers for enterprise smart glasses products and solutions. We have a number of enterprise accounts that are approaching a critical mass in their operations with our smart glasses, resulting in improved productivity, lower onboarding times and fewer errors. Our OEM business opportunities continue to expand; we have a backlog of business to deliver against and we expect at least one of our defense contractors and one of our commercial enterprise customers to move into production later this year. Furthermore, we expect to soon conclude several new projects with new and existing defense and consumer product-focused customers over the course of the year. At the same time, while we grow our business, we also remain vigilant in further lowering our operating costs. Recent actions include a voluntary salary reduction program adopted by many company constituents that offers staff, directors and management restricted stock or stock options in lieu of foregoing 10% to 50% of their base salaries, which will further extend our operational runway and reduce our cash burn by more than $1.6 million over the next 12 months," said Mr. Travers.

Conference Call Information

Date: Thursday, May 9, 2024

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=XlJ68qQN.

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended March 31, 2024.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on May 9, 2024, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13746319.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of Smart Glasses and Augmented Reality (AR) technologies and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 375 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and augmented reality Video Eyewear field. Moviynt, an SAP Certified ERP SaaS logistics solution provider, is a Vuzix wholly owned subsidiary. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2024 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; Munich, Germany; and Kyoto and Tokyo, Japan. For more information, visit the Vuzix website, Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions regarding smart glasses demand, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future revenue and operating results, the amount and impact of operating expense cash reductions, Atomistic MicroLED development, capabilities, and further development timelines and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com